Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 426-1454

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FOURTH QUARTER AND FISCAL 2019

LAUREL, Miss. (December 19, 2019) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2019.

Net sales for the fourth quarter of fiscal 2019 were $906.5 million compared with $798.1 million for the same period a year ago. For the quarter, the Company reported a net loss of $22.9 million, or $1.05 per share, compared with a net loss of $ 43.2 million, or $1.95 per share, for the fourth quarter of fiscal 2018.

Net sales for fiscal 2019 were $3.440 billion compared with $3.236 billion for fiscal 2018. Net income for the fiscal year totaled $53.3 million, or $2.41 per share, compared with net income of $61.4 million, or $2.70 per share, for last fiscal year.

The results for the quarter and fiscal year ended October 31, 2018, included a charge of $9.6 million, or approximately $0.32 per share net of income taxes, to record live inventories on hand at October 31, 2018, at the lower of cost or net realizable value as required by generally accepted accounting principles. Results for the quarter and fiscal year ended October 31, 2019, include a charge of $2.8 million, or approximately $0.10 cents per share net of income taxes, to record live inventories on hand at October 31, 2019, at the lower of cost or net realizable value.

“The fourth quarter marked the end of the second fiscal year in a row during which market prices for boneless breast meat produced at our plants that process a larger bird for food service customers fell to historically low levels after Labor Day,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Similar to fiscal 2018, market conditions weakened significantly during our fourth fiscal quarter of 2019. Despite weakness during our fourth fiscal quarter, overall market prices for poultry moved counter-cyclically higher during November and December, and several factors are expected to support higher market prices for poultry meat as we move into the new calendar year. The protein deficit caused by African swine fever in China and other countries, recently well-publicized chicken sandwich features at quick serve restaurants, and expected higher retail pork and beef prices should all support stronger poultry markets as we move into 2020.

“For the fiscal year, we reported record volume of poultry products sold of 4.53 billion pounds, compared to 4.44 billion pounds in fiscal 2018. Grain prices were slightly higher during fiscal 2019 compared with prices paid in fiscal 2018; however, feed costs in processed flocks were essentially flat per pound, as higher prices paid for feed grain were offset by improved live bird performance.”

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2019

December 19, 2019

According to Sanderson, overall realized prices for poultry products were 3.5 percent higher in fiscal 2019 compared with prices last year. Boneless breast meat market prices averaged 1.0 percent lower in the fourth quarter than the prior-year period. For the full fiscal year, boneless breast meat market prices were 3.4 percent lower compared with fiscal 2018. Jumbo wing market prices averaged $1.73 per pound during the fourth quarter of fiscal 2019, up 19.0 percent from the average of $1.46 per pound during the prior-year period. Jumbo wing market prices averaged $1.72 per pound during the fiscal year, up 19.9 percent from the average of $1.44 per pound for fiscal 2018. The average market price for bulk leg quarters increased approximately 20.6 percent for the fourth fiscal quarter of 2019 compared with the fourth fiscal quarter of 2018, and increased 1.3 percent for fiscal 2019 compared to fiscal 2018. Cash prices for corn during the fourth fiscal quarter increased by 12.8 percent, while soybean meal cash prices were lower by 8.4 percent. For the full fiscal year, cash corn prices were higher by 4.9 percent, while soymeal cash prices were lower by 10.2 percent when compared to fiscal 2018.

“We continue to make progress toward full production at our new poultry complex in Tyler, Texas,” added Sanderson. “The startup in Tyler has gone very well, and we are now processing at approximately 75 percent capacity. We expect to reach full production of 1.3 million head per week at the new plant during our second fiscal quarter of 2020. At full production, that plant will produce approximately 390 million pounds of tray pack product annually for our retail grocery store customers. We also continue to evaluate sites for our next poultry complex, and, as always, look forward to our next phase of growth.

“We are cautiously optimistic as we enter fiscal and calendar 2020. Poultry market prices have moved counter-cyclically higher in November and December, and most expect protein markets to be supported in 2020 by a worldwide protein deficit caused by African swine fever’s impact on Asian pork supplies. In addition, increased promotional activity for chicken sandwiches at quick-serve restaurants and higher expected prices for beef and pork should also support a stronger poultry market as we move into 2020.

“As of October 31, 2019, our balance sheet reflected $1.774 billion in assets, stockholders’ equity of $1.418 billion and net working capital of $365.4 million. We believe our balance sheet provides us with the financial strength not only to support our growth strategy, but also to consistently manage our operations through the cycles that characterize our industry. We deeply appreciate the hard work and dedication to excellence of our employees, growers and everyone associated with our company,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, December 19, 2019, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and continue through December 26, 2019. Those without internet access, or who prefer to participate via telephone, may call 1-800-263-0877, access code 8103164.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2019, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2019

December 19, 2019

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings, or litigation and proceedings that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about its growth plans, future demand for its products, future prices for feed grains, future expenses, future production levels, future earnings, future growth plans or other industry conditions.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2019

December 19, 2019

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2019	2018	2019	2018
Net sales	$906,489	$798,148	$3,440,258	$3,236,004
Cost and expenses:
Cost of sales	884,946	787,660	3,158,323	2,974,739
Live inventory adjustment	2,800	9,600	2,800	9,600
Selling, general and administrative	51,150	58,575	211,141	221,965

	938,896	855,835	3,372,264	3,206,304

Operating income (loss)	(32,407)	(57,687)	67,994	29,700
Other income (expense)
Interest income	—	842	—	2,911
Interest expense	(982)	(518)	(4,156)	(2,066)
Other	3	3	9	12

	(979)	327	(4,147)	857

Income (loss) before income taxes	(33,386)	(57,360)	63,847	30,557
Income tax expense (benefit)	(10,515)	(14,162)	10,553	(30,874)

Net income (loss)	$(22,871)	$(43,198)	$53,294	$61,431

Earnings (loss) per share:
Basic	$(1.05)	$(1.95)	$2.41	$2.70

Diluted	$(1.05)	$(1.95)	$2.41	$2.70

Dividends per share	$0.32	$0.32	$1.28	$1.28

(1)

The Condensed Consolidated Statements of Operations for the twelve months ended October 31, 2019 and 2018 were derived from the audited consolidated financial statements for those periods, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2019

December 19, 2019

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	October 31, 2019	October 31, 2018
	(1)	(1)
Assets
Current assets:
Cash and cash equivalents	$95,417	$121,193
Accounts receivable, net	131,778	121,932
Receivable from insurance companies	445	7,094
Inventories	289,928	240,056
Refundable income taxes	6,612	32,974
Prepaid expenses	56,931	43,240

Total current assets	581,111	566,489
Property, plant and equipment	2,139,333	1,961,497
Less accumulated depreciation	(953,473)	(873,909)

	1,185,860	1,087,588
Other assets	7,163	5,363

Total assets	$1,774,134	$1,659,440

Liabilities and stockholders’ equity Current liabilities:
Accounts payable	$132,741	$128,936
Accrued expenses	82,940	69,953

Total current liabilities	215,681	198,889
Long-term debt	55,000	—
Claims payable and other liabilities	11,646	9,865
Deferred income taxes	74,132	62,793
Commitments and contingencies Stockholders’ equity:
Common stock	22,204	22,100
Paid-in capital	86,010	81,269
Retained earnings	1,309,461	1,284,524

Total stockholders’ equity	1,417,675	1,387,893

Total liabilities and stockholders’ equity	$1,774,134	$1,659,440

(1)

The Condensed Consolidated Balance Sheets at October 31, 2019 and 2018 were derived from the audited consolidated financial statements at those dates, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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